Exhibit 99.1

Papa John’s Announces Joe Smith as Chief Financial Officer

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 26, 2018--Papa John’s International, Inc. (NASDAQ: PZZA) today announced that Joe Smith, most recently Senior Vice President, Global Sales and Development for Papa John’s, has been promoted to Chief Financial Officer (CFO) effective immediately.

Mr. Smith, 54, has approximately 33 years of experience in finance, development and auditing, and is a Certified Public Accountant. He joined Papa John’s in 2000, serving most recently as Senior Vice President, Global Sales and Development since 2016 and as Vice President, Global Sales and Development from 2010 to 2016. He served as Vice President of Corporate Finance from 2005 to 2010 and as Senior Director of Corporate Budgeting and Finance from 2000 to 2005. Prior to joining Papa John’s, Mr. Smith served as Corporate Controller for United Catalysts, Inc. from 1998 to 2000. Mr. Smith began his career in public accounting in 1985 at Ernst & Young.

President and Chief Executive Officer Steve Ritchie commented, “Joe has had an integral role in the growth of Papa John’s during his 18 years with the Company, including 10 years in Finance and 8 years in our Global Development departments. His knowledge and experience position him well to serve as our new CFO, particularly given the work underway to evaluate and invest in new opportunities for value creation. I look forward to working with Joe in his new role.” Founder Chairman John Schnatter added, "Joe has demonstrated strong finance skills and integrity in his many years with Papa John’s, and his promotion is well deserved. His extensive knowledge of our Company and industry make him the ideal person to lead our finance team.” “I’m excited to be named Papa John’s CFO,” said Smith. “I look forward to continuing to work closely with Steve Ritchie and our entire management team, John Schnatter and our Board of Directors and our franchise system.”

Steve Coke, who has been serving as interim principal financial and accounting officer, will continue to serve as Vice President, Investor Relations and Strategy.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, share repurchases, dividends, effective tax rates, the impact of the Tax Cuts and Job Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. Our risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

CONTACT:
Papa John’s International, Inc.
Steve Coke, 502-261-7272
Vice President of Investor Relations and Strategy